                                                                    EXHIBIT 99.1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                                               PAGE
                                                                                                               ----
CONSOLIDATED FINANCIAL STATEMENTS:
   Report of Independent Public Accountants..................................................................   F-2
   Consolidated Balance Sheets at December 31, 1999 and 2000.................................................   F-3
   Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 1998,
      1999 and 2000..........................................................................................   F-4
   Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 1998, 1999
      and 2000...............................................................................................   F-5
   Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000................   F-6
   Notes to Consolidated Financial Statements................................................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To EchoStar Communications Corporation:

         We have audited the accompanying consolidated balance sheets of EchoStar Communications Corporation (a Nevada corporation) and subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2000 (as retroactively adjusted - see Note 13). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EchoStar Communications Corporation and subsidiaries as of December 31, 1999 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                      ARTHUR ANDERSEN LLP





Denver, Colorado,
March 6, 2001 (except for the retroactive application of equity method accounting discussed in Note 13, as to which the date is October 25, 2001).

                       ECHOSTAR COMMUNICATIONS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                            DECEMBER 31,
                                                                                 --------------------------------
                                                                                    1999              2000
                                                                                 -----------    -----------------
ASSETS                                                                                          AS RETROACTIVELY
                                                                                                ADJUSTED (NOTE 13)
Current Assets:
   Cash and cash equivalents .................................................   $   905,299       $   856,818
   Marketable investment securities ..........................................       348,876           607,357
   Trade accounts receivable, net of allowance for uncollectible accounts
    of $13,109 and $31,241, respectively .....................................       159,685           278,614
   Insurance receivable ......................................................       106,000           106,000
   Inventories ...............................................................       123,630           161,161
   Other current assets ......................................................        40,205            50,656
                                                                                 -----------       -----------
Total current assets .........................................................     1,683,695         2,060,606
Restricted cash and marketable investment securities .........................         3,000             3,000
Cash reserved for satellite insurance (Note 3) ...............................            --            82,393
Property and equipment, net ..................................................     1,339,939         1,511,303
FCC authorizations, net ......................................................       722,402           709,984
Other noncurrent assets ......................................................       149,153           269,549
                                                                                 -----------       -----------
     Total assets ............................................................   $ 3,898,189       $ 4,636,835
                                                                                 ===========       ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
   Trade accounts payable ....................................................   $   194,046       $   226,568
   Deferred revenue ..........................................................       181,531           283,895
   Accrued expenses ..........................................................       499,265           691,482
   Current portion of long-term debt .........................................        22,067            21,132
                                                                                 -----------       -----------
Total current liabilities ....................................................       896,909         1,223,077

Long-term obligations, net of current portion:
   9 1/4% Seven Year Notes ...................................................       375,000           375,000
   9 3/8% Ten Year Notes .....................................................     1,625,000         1,625,000
   4 7/8%  Convertible Notes .................................................     1,000,000         1,000,000
   10 3/8% Seven Year Notes ..................................................            --         1,000,000
   1994 Notes, 1996 Notes, 1997 Notes, mortgages and other notes payable,
    net of current portion ...................................................        30,605            14,812
   Long-term deferred distribution and carriage revenue and other long-term
liabilities ..................................................................        19,093            56,329
                                                                                 -----------       -----------
Total long-term obligations, net of current portion ..........................     3,049,698         4,071,141
                                                                                 -----------       -----------
     Total liabilities .......................................................     3,946,607         5,294,218

Commitments and Contingencies (Note 9)

Stockholders' Deficit:
   6 3/4% Series C Cumulative Convertible Preferred Stock, 908,665 and
    218,951 shares issued and outstanding, respectively ......................        45,434            10,948
   Class A Common Stock, $.01 par value, 1,600,000,000 shares authorized,
    220,087,230 and 235,749,557 shares issued and outstanding, respectively ..         2,200             2,357
   Class B Common Stock, $.01 par value, 800,000,000 shares authorized,
    238,435,208 shares issued and outstanding ................................         2,384             2,384
   Class C Common Stock, $.01 par value, 800,000,000 shares authorized, none
    outstanding ..............................................................            --                --
   Additional paid-in capital ................................................     1,622,538         1,700,367
   Deferred stock-based compensation .........................................      (117,780)          (58,193)
   Accumulated other comprehensive loss ......................................            --           (60,580)
   Accumulated deficit .......................................................    (1,603,194)       (2,254,666)
                                                                                 -----------       -----------
Total stockholders' deficit ..................................................       (48,418)         (657,383)
                                                                                 -----------       -----------
     Total liabilities and stockholders' deficit .............................   $ 3,898,189       $ 4,636,835
                                                                                 ===========       ===========


          See accompanying Notes to Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (In thousands, except per share amounts)

                                                                           YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                 1998           1999               2000
                                                              -----------    -----------    -----------------
REVENUE:                                                                                    AS RETROACTIVELY
                                                                                            ADJUSTED (NOTE 13)
   DISH Network:
     Subscription television services .....................   $   669,310    $ 1,344,136       $ 2,346,700
     Other ................................................        13,722          8,467             5,537
                                                              -----------    -----------       -----------
   Total DISH Network .....................................       683,032      1,352,603         2,352,237
   DTH equipment sales and integration services ...........       256,193        184,041           259,830
   Satellite services .....................................        22,366         41,071            61,105
   Other ..................................................        21,075         25,126            42,048
                                                              -----------    -----------       -----------
Total revenue .............................................       982,666      1,602,841         2,715,220

COSTS AND EXPENSES:
   DISH Network Operating Expenses:
     Subscriber-related expenses ..........................       296,923        574,828           970,374
     Customer service center and other ....................        72,496        117,249           250,704
     Satellite and transmission ...........................        25,992         40,598            44,367
                                                              -----------    -----------       -----------
   Total DISH Network operating expenses ..................       395,411        732,675         1,265,445
   Cost of sales - DTH equipment and integration services .       173,388        148,427           194,963
   Cost of sales - other ..................................        16,496         17,084            32,992
   Marketing:
     Subscriber promotion subsidies - promotional DTH
       equipment ..........................................       243,425        478,122           747,020
     Subscriber promotion subsidies - other ...............        29,098        184,238           273,080
     Advertising and other ................................        47,998         64,701           138,540
                                                              -----------    -----------       -----------
   Total marketing expenses ...............................       320,521        727,061         1,158,640
   General and administrative .............................        97,105        150,397           250,425
   Non-cash, stock-based compensation .....................            --         61,060            51,465
   Amortization of subscriber acquisition costs ...........        18,869             --                --
   Depreciation and amortization ..........................        83,767        113,228           185,356
                                                              -----------    -----------       -----------
Total costs and expenses ..................................     1,105,557      1,949,932         3,139,286
                                                              -----------    -----------       -----------

Operating loss ............................................      (122,891)      (347,091)         (424,066)

Other Income (Expense):
   Interest income ........................................        30,286         26,179            79,733
   Interest expense, net of amounts capitalized ...........      (167,529)      (201,613)         (267,990)
   Other ..................................................          (704)        (1,169)          (37,448)
                                                              -----------    -----------       -----------
Total other income (expense) ..............................      (137,947)      (176,603)         (225,705)
                                                              -----------    -----------       -----------

Loss before income taxes ..................................      (260,838)      (523,694)         (649,771)
Income tax provision, net .................................           (44)          (154)             (555)
                                                              -----------    -----------       -----------
Loss before extraordinary charges .........................      (260,882)      (523,848)         (650,326)
Extraordinary charge for early retirement of debt,
    net of tax ............................................            --       (268,999)               --
                                                              -----------    -----------       -----------
Net loss ..................................................   $  (260,882)   $  (792,847)      $  (650,326)
                                                              ===========    ===========       ===========

Change in unrealized gain (loss) on available-for-sale
   securities, net of tax .................................            19             --           (60,580)
                                                              -----------    -----------       -----------
Comprehensive loss ........................................   $  (260,863)   $  (792,847)      $  (710,906)
                                                              ===========    ===========       ===========


Net loss attributable to common shareholders (Note 2) .....   $  (296,097)   $  (800,100)      $  (651,472)
                                                              ===========    ===========       ===========

Weighted-average common shares outstanding ................       359,856        416,476           471,023
                                                              ===========    ===========       ===========

Basic and diluted loss per common share ...................   $     (0.82)   $     (1.92)      $     (1.38)
                                                              ===========    ===========       ===========


          See accompanying Notes to Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                    (In thousands, except per share amounts)


                                                                                         DEFERRED
                                                                                          STOCK-
                                             COMMON STOCK      SERIES A     SERIES C      BASED     ADDITIONAL
                                          ------------------   PREFERRED    PREFERRED     COMPEN-    PAID-IN
                                           SHARES     AMT.       STOCK        STOCK       SATION     CAPITAL
                                          --------   -------   ---------    ---------   ----------  -----------
Balance, December 31, 1997 ..............  358,480   $ 3,585   $  19,603    $ 101,529   $       --  $   223,337
   Series A Preferred Stock dividends
     (at $0.75 per share) ...............       --        --       1,204           --           --           --
   Series B Preferred Stock dividends
     payable in-kind ....................       --        --          --           --           --           --
   Accretion of Series C Preferred
     Stock ..............................       --        --          --        7,137           --           --
   Issuance of Class A Common Stock:
     Exercise of stock options ..........    1,568        16          --           --           --        2,480
     Employee benefits ..................      800         8          --           --           --        2,283
     Employee Stock Purchase Plan .......      128        --          --           --           --          371
   Unrealized holding gains on
     available-for-sale securities,
     net ................................       --        --          --           --           --           --
   Net loss .............................       --        --          --           --           --           --
                                          --------   -------   ---------    ---------   ----------  -----------
Balance, December 31, 1998 ..............  360,976     3,609      20,807      108,666           --      228,471
   Series A Preferred Stock dividends
     (at $0.75 per share) ...............       --        --         124           --           --           --
   Retirement of Series A Preferred
     Stock .... .........................       --        --     (20,931)          --           --           --
   Series B Preferred Stock dividends
     payable in-kind ....................       --        --          --           --           --           --
   Accretion of Series C Preferred
     Stock ..............................       --        --          --        6,335           --           --
   Series C Preferred Stock dividends
     (at $0.84375 per share, per
     quarter) ...........................       --        --          --           --           --           --
   Conversion of Series C Preferred
     Stock ..............................   22,832       228          --      (69,567)          --       69,339
   Proceeds from Series C Preferred
     Stock deposit account ..............       46        --          --           --           --          953
   Issuance of Class A Common Stock:
     Acquisition of Media4 ..............    1,376        14          --           --           --        9,593
     News Corporation and MCI
      transaction .......................   68,824       688          --           --           --    1,123,632
     Exercise of stock options ..........    3,868        39          --           --           --        7,125
     Employee benefits ..................      556         6          --           --           --        3,789
     Employee Stock Purchase Plan .......       44        --          --           --           --          796
   Deferred stock-based compensation ....       --        --          --                  (178,840)     178,840
   Deferred stock-based compensation
     recognized .........................       --        --          --           --       61,060           --
   Net loss .............................       --        --          --           --           --           --
                                          --------   -------   ---------    ---------   ----------  -----------
Balance, December 31, 1999 ..............  458,522     4,584          --       45,434     (117,780)   1,622,538
   Series C Preferred Stock dividends
     (at $0.84375 per share, per
     quarter) ...........................       --        --          --           --           --           --
   Conversion of Series C Preferred
     Stock ..............................   11,320       113          --      (34,486)          --       34,373
   Issuance of Class A Common Stock:
     Acquisition of Kelly Broadcasting
       Systems ..........................      510         5          --           --           --       31,551
     Exercise of stock options ..........    3,593        36          --           --           --       10,973
     Employee benefits ..................      182         2          --           --           --        7,282
     Employee Stock Purchase Plan .......       58         1          --           --           --        1,722
   Forfeitures of deferred non-cash,
     stock-based compensation ...........       --        --          --           --        6,730       (8,072)
   Deferred stock-based compensation
     recognized .........................       --        --          --           --       52,857           --
   Unrealized holding gains on
     available-for-sale securities,
     net ................................       --        --          --           --           --           --
   Net loss (As retroactively
     adjusted - see Note 13) ............       --        --          --           --           --           --
                                          --------   -------   ---------    ---------   ----------  -----------
Balance, December 31, 2000 (As
   retroactively adjusted - see
   Note 13) .............................  474,185   $ 4,741   $      --    $  10,948   $  (58,193) $ 1,700,367
                                          ========   =======   =========    =========   ==========  ===========

                                          ACCUMULATED
                                           DEFICIT AND
                                           UNREALIZED
                                          HOLDING GAINS
                                             (LOSSES)        TOTAL
                                          -------------    ----------
Balance, December 31, 1997 .............. $    (437,015)   $  (88,961)
   Series A Preferred Stock dividends
     (at $0.75 per share) ...............        (1,204)           --
   Series B Preferred Stock dividends
     payable in-kind ....................       (26,874)      (26,874)
   Accretion of Series C Preferred
     Stock ..............................        (7,137)           --
   Issuance of Class A Common Stock:
     Exercise of stock options ..........            --         2,496
     Employee benefits ..................            --         2,291
     Employee Stock Purchase Plan .......            --           371
   Unrealized holding gains on
     available-for-sale securities,
     net ................................            19            19
   Net loss .............................      (260,882)     (260,882)
                                          -------------    ----------
Balance, December 31, 1998 ..............      (733,093)     (371,540)
   Series A Preferred Stock dividends
     (at $0.75 per share) ...............          (124)           --
   Retirement of Series A Preferred
     Stock .... .........................       (70,003)      (90,934)
   Series B Preferred Stock dividends
     payable in-kind ....................          (241)         (241)
   Accretion of Series C Preferred
     Stock ..............................        (6,335)           --
   Series C Preferred Stock dividends
     (at $0.84375 per share, per
     quarter) ...........................          (553)         (553)
   Conversion of Series C Preferred
     Stock ..............................            --            --
   Proceeds from Series C Preferred
     Stock deposit account ..............             2           955
   Issuance of Class A Common Stock:
     Acquisition of Media4 ..............            --         9,607
     News Corporation and MCI
      transaction .......................            --     1,124,320
     Exercise of stock options ..........            --         7,164
     Employee benefits ..................            --         3,795
     Employee Stock Purchase Plan .......            --           796
   Deferred stock-based compensation ....            --            --
   Deferred stock-based compensation
     recognized .........................                      61,060
   Net loss .............................      (792,847)     (792,847)
                                          -------------    ----------
Balance, December 31, 1999 ..............    (1,603,194)      (48,418)
   Series C Preferred Stock dividends
     (at $0.84375 per share, per
     quarter) ...........................        (1,146)       (1,146)
   Conversion of Series C Preferred
     Stock ..............................            --            --
   Issuance of Class A Common Stock:
     Acquisition of Kelly Broadcasting
       Systems ..........................            --        31,556
     Exercise of stock options ..........            --        11,009
     Employee benefits ..................            --         7,284
     Employee Stock Purchase Plan .......            --         1,723
   Forfeitures of deferred non-cash,
     stock-based compensation ...........            --        (1,342)
   Deferred stock-based compensation
     recognized .........................            --        52,857
   Unrealized holding gains on
     available-for-sale securities,
     net ................................       (60,580)      (60,580)
   Net loss (As retroactively
     adjusted - see Note 13) ............      (650,326)     (650,326)
                                          -------------    ----------
Balance, December 31, 2000 (As
   retroactively adjusted - see
   Note 13) ............................. $  (2,315,246)   $ (657,383)
                                          =============    ==========

          See accompanying Notes to Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------------
                                                                         1998           1999               2000
                                                                      -----------    -----------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                               AS RETROACTIVELY
                                                                                                    ADJUSTED (NOTE 13)
Net loss ..........................................................   $  (260,882)   $  (792,847)      $  (650,326)
Adjustments to reconcile net loss to net cash flows
 from operating activities:
   Extraordinary charge for early retirement of debt ..............            --        268,999                --
   Equity in losses of affiliates .................................            --             --            29,115
   Loss on impairment of satellite (Note 3) .......................            --         13,741                --
   Loss on disposal of assets .....................................            --          9,852             1,374
   Loss (gain) on sale of investments .............................            --        (24,439)            3,039
   Deferred stock-based compensation recognized ...................            --         61,060            51,465
   Depreciation and amortization ..................................        83,767        113,228           185,356
   Amortization of subscriber acquisition costs ...................        18,869             --                --
   Amortization of debt discount and deferred financing costs .....       125,724         13,678             6,506
   Change in reserve for excess and obsolete inventory ............         1,341         (1,234)            5,959
   Change in long-term deferred satellite services revenue
     and other long-term liabilities ..............................        13,856         10,173            37,236
   Superstar exclusivity fee ......................................            --        (10,000)            3,611
   Other, net .....................................................         2,291          1,829             6,875
   Changes in current assets and current liabilities:
     Trade accounts receivable, net ...............................       (41,159)       (52,452)         (111,898)
     Inventories ..................................................       (55,056)       (45,688)          (41,851)
     Other current assets .........................................       (10,264)        (4,091)           (8,296)
     Trade accounts payable .......................................        22,136        103,400            27,250
     Deferred revenue .............................................        10,275         48,549           100,776
     Accrued expenses .............................................        72,212        227,729           235,132
                                                                      -----------    -----------       -----------
Net cash flows from operating activities ..........................       (16,890)       (58,513)         (118,677)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities .....................      (570,096)      (541,401)       (1,363,884)
Sales of marketable investment securities .........................       627,860        434,517         1,041,784
Purchases of restricted marketable investment securities ..........            --         (5,928)               --
Cash reserved for satellite insurance (Note 3) ....................            --             --           (82,393)
Funds released from escrow and restricted cash and
   marketable investment securities ...............................       116,468         80,585                --
Purchases of property and equipment ...............................      (161,140)       (91,152)         (331,401)
Advances and payments under in-orbit satellite contract ...........            --         67,804           (48,894)
Issuance of notes receivable ......................................       (17,666)            --            (8,675)
Investment in Wildblue Communications .............................            --             --           (50,000)
Investment in Replay TV ...........................................            --             --           (10,000)
Investment in StarBand Communications .............................            --             --           (50,045)
Other .............................................................        (3,474)        (7,251)           (8,449)
                                                                      -----------    -----------       -----------
Net cash flows from investing activities ..........................        (8,048)       (62,826)         (911,957)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of 9 1/4% Seven Year Notes .................            --        375,000                --
Proceeds from issuance of 9 3/8% Ten Year Notes ...................            --      1,625,000                --
Proceeds from issuance of 4 7/8% Convertible Notes ................            --      1,000,000                --
Proceeds from issuance of 10 3/8% Seven Year Notes ................            --             --         1,000,000
Debt issuance costs and prepayment premiums .......................            --       (293,987)           (9,645)
Retirement of 1994 Notes ..........................................            --       (575,674)               --
Retirement of 1996 Notes ..........................................            --       (501,350)               --
Retirement of 1997 Notes ..........................................            --       (378,110)               --
Retirement of Senior Exchange Notes ...............................            --       (228,528)               --
Redemption of Series A Preferred Stock ............................            --        (90,934)               --
Repayments of mortgage indebtedness and other notes payable .......       (16,552)       (22,201)          (17,668)
Net proceeds from Class A Common Stock options exercised ..........         2,459          7,164            11,009
Net proceeds from Class A Common Stock issued for Employee
   Stock Purchase Plan and proceeds from 6 3/4% Series C
   Cumulative Convertible Preferred Stock deposit account .........           371          1,751               577
Other .............................................................            --          1,960            (2,120)
                                                                      -----------    -----------       -----------
Net cash flows from financing activities ..........................       (13,722)       920,091           982,153
                                                                      -----------    -----------       -----------

Net increase (decrease) in cash and cash equivalents ..............       (38,660)       798,752           (48,481)
Cash and cash equivalents, beginning of year ......................       145,207        106,547           905,299
                                                                      -----------    -----------       -----------
Cash and cash equivalents, end of year ............................   $   106,547    $   905,299       $   856,818
                                                                      ===========    ===========       ===========

          See accompanying Notes to Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BUSINESS ACTIVITIES

Principal Business

    The operations of EchoStar Communications Corporation ("ECC," and together with its subsidiaries, or referring to particular subsidiaries in certain circumstances, "EchoStar" or the "Company") include three interrelated business units:

    o The DISH Network - a direct broadcast satellite ("DBS") subscription television service in the United States. As of December 31, 2000, we had approximately 5.26 million DISH Network subscribers.

    o EchoStar Technologies Corporation ("ETC") - engaged in the design, development, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar receiver systems"), the design, development and distribution of similar equipment for international direct-to-home ("DTH") satellite and other systems and the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

    o Satellite Services - engaged in the delivery of video, audio and data services to business television customers and other satellite users. These services may include satellite uplink services, satellite transponder space usage, billing, customer service and other services.

         Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated DBS spectrum, six DBS satellites ("EchoStar I," "EchoStar II," "EchoStar III," "EchoStar IV," "EchoStar V," and "EchoStar VI"), EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

Organization and Legal Structure

         In December 1995, ECC merged Dish, Ltd. with a wholly-owned subsidiary of ECC. During 1999, EchoStar placed ownership of all of its direct broadcast satellites and related FCC licenses into EchoStar Satellite Corporation. DirectSat Corporation, Direct Broadcasting Satellite Corporation and EchoStar Space Corporation were merged into ESC. Dish, Ltd. and EchoStar Satellite Broadcasting Company were merged into EchoStar DBS Corporation. EchoStar IV and the related FCC licenses were transferred to ESC. During September 2000, EchoStar Broadband Corporation was formed for the purposes of issuing new debt. Contracts for the construction and launch of EchoStar VII, EchoStar VIII and EchoStar IX are held in EchoStar Orbital Corporation. Substantially all of EchoStar's operations are conducted by subsidiaries of EBC.

         The following table summarizes the organizational structure of EchoStar and its principal subsidiaries as of December 31, 2000:

                                                  REFERRED TO
LEGAL ENTITY                                      HEREIN AS            PARENT
------------                                      -----------      --------------
EchoStar Communications Corporation               ECC              Publicly owned
EchoStar Broadband Corporation                    EBC              ECC
EchoStar DBS Corporation                          EDBS             EBC
EchoStar Orbital Corporation                      EOC              EBC
EchoStar Satellite Corporation                    ESC              EDBS
Echosphere Corporation                            Echosphere       EDBS
EchoStar Technologies Corporation                 ETC              EDBS

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Significant Risks and Uncertainties

         Substantial Leverage. EchoStar is highly leveraged, which makes it vulnerable to changes in general economic conditions. As of December 31, 2000, EchoStar had outstanding long-term debt (including both the current and long-term portions) totaling approximately $4.0 billion. In August 1999, EchoStar began paying semi-annual interest payments of approximately $94 million related to its 9 1/4% Senior Notes due 2006 (the "9 1/4% Seven Year Notes") and its 9 3/8% Senior Notes due 2009 (the "9 3/8% Ten Year Notes"). During July 2000, EchoStar began making semi-annual interest payments on its 4 7/8% Convertible Subordinated Notes due 2007 (the "4 7/8% Convertible Notes") of approximately $24 million. Further, beginning in April 2001, EchoStar will have semi-annual interest payments due on its 10 3/8% Senior Notes due 2007 (the
"10 3/8% Seven Year Notes") of approximately $52 million. EchoStar's ability to meet its debt service obligations will depend on, among other factors, the successful execution of its business strategy, which is subject to uncertainties and contingencies beyond EchoStar's control.

         Expected Operating Losses. Since 1996, EchoStar has reported significant operating and net losses. Improvements in EchoStar's future results of operations are largely dependent upon its ability to increase its customer base while maintaining its overall cost structure, controlling subscriber turnover and effectively managing its subscriber acquisition costs. No assurance can be given that EchoStar will be effective with regard to these matters. In addition, EchoStar incurs significant acquisition costs to obtain DISH Network subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber turnover.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of EchoStar and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. EchoStar accounts for investments in 50% or less owned entities using the equity or cost method, except for its investments in marketable equity securities, which are carried at fair value. At December 31, 1998, 1999 and 2000, these equity and cost method investments were not material to EchoStar's consolidated financial statements.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

Stock Splits

         On each of July 19, 1999, October 25, 1999 and March 22, 2000, EchoStar completed a two-for-one split of its outstanding Class A and Class B common stock. An amount equal to the par value of the common shares issued for the July, October and March stock splits was transferred from additional paid-in capital to Class A common stock and Class B common stock. All references to shares and per share amounts included herein retroactively give effect to the stock splits completed in July 1999, October 1999 and March 2000.

Foreign Currency Transaction Gains and Losses

         The functional currency of EchoStar's foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Net transaction gains (losses) during 1998, 1999 and 2000 were not material to EchoStar's results of operations.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Statements of Cash Flows Data

         The following presents EchoStar's supplemental cash flow statement disclosure (in thousands):

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                 ------------------------------------
                                                                                    1998         1999         2000
                                                                                 ----------   ----------   ----------
Cash paid for interest .......................................................   $   52,293   $  128,553   $  211,064
Cash paid for income taxes ...................................................           83          119          641
Capitalized interest .........................................................       21,678           --        5,343
8% Series A Cumulative Preferred Stock dividends .............................        1,204          124           --
12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock dividends
   payable in-kind ...........................................................       26,874          241           --
Accretion of 6 3/4% Series C Cumulative Convertible Preferred Stock ..........        7,137        6,335           --
6 3/4% Series C Cumulative Convertible Preferred Stock dividends .............           --          553        1,146
Satellite vendor financing ...................................................       12,950           --           --
Assets acquired from News Corporation and MCI:
   FCC licenses and other ....................................................           --      626,120           --
   Satellites ................................................................           --      451,200           --
   Digital broadcast operations center .......................................           --       47,000           --
Common Stock issued to News Corporation and MCI ..............................           --    1,124,320           --
Class A common stock issued related to acquisition of Kelly Broadcasting
     Systems .................................................................           --           --       31,556
Conversion of 6 3/4% Series C Cumulative Convertible Preferred Stock to
     Class A common stock ....................................................           --           --       34,373
Forfeitures of deferred non-cash, stock-based compensation ...................           --           --        8,072

Cash and Cash Equivalents

         EchoStar considers all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 1999 and 2000 consist of money market funds, corporate notes and commercial paper; such balances are stated at cost which approximates market value.

Marketable Investment Securities and Restricted Cash and Marketable Investment Securities

         As of December 31, 1999 and 2000, EchoStar has classified all marketable investment securities as available-for-sale. The fair market value of marketable investment securities approximates the carrying value and represents the quoted market prices at the balance sheet dates. Related unrealized gains and losses are reported as a separate component of stockholders' deficit, net of related deferred income taxes, if applicable. The specific identification method is used to determine cost in computing realized gains and losses. Such unrealized losses totaled approximately $61 million as of December 31, 2000. Approximately $17 million of these unrealized losses relate to a decline in the value of OpenTV. EchoStar acquired that stock in connection with the establishment of a strategic relationship with OpenTV which did not involve an investment of cash by EchoStar. In accordance with generally accepted accounting principles, unrealized losses which represent an "other than temporary impairment" must be recognized in the statement of operations, establishing a new cost basis for such investment. No such "other than temporary impairment" was recognized as of December 31, 2000. However, an "other than temporary impairment" could be recognized in 2001 if the fair value of such investments do not increase to their original cost basis.

         Restricted cash and marketable investment securities, as reflected in the accompanying consolidated balance sheets, include restricted cash placed in trust for the purpose of repaying a note payable as of December 31, 1999 and 2000.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         The major components of marketable investment securities and restricted cash and marketable investment securities are as follow (in thousands):

                                                                              RESTRICTED CASH AND MARKETABLE
                                          MARKETABLE INVESTMENT SECURITIES        INVESTMENT SECURITIES
                                                    DECEMBER 31,                       DECEMBER 31,
                                          --------------------------------   --------------------------------
                                            1999                   2000         1999                  2000
                                          ---------              ---------   ----------             ---------
Commercial paper.......................   $ 121,802              $ 327,250   $       --             $      --
Corporate notes and bonds..............     205,930                206,556           --                    --
Corporate equity securities............          --                 53,936           --                    --
Government bonds.......................      21,144                 19,615           --                    --
Restricted cash........................          --                     --        3,000                 3,000
Accrued interest.......................          --                     --           --                    --
                                          ---------              ---------   ----------             ---------
                                          $ 348,876              $ 607,357   $    3,000             $   3,000
                                          =========              =========   ==========             =========

         As of December 31, 2000, marketable investment securities and restricted cash and marketable investment securities include debt securities of $514 million with contractual maturities of one year or less and $40 million with contractual maturities between one and five years. Actual maturities may differ from contractual maturities as a result of EchoStar's ability to sell these securities prior to maturity.

Fair Value of Financial Instruments

         Fair values for EchoStar's high-yield debt are based on quoted market prices. The fair values of EchoStar's mortgages and other notes payable are estimated using discounted cash flow analyses. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         The following table summarizes the book and fair values of EchoStar's debt facilities at December 31, 1999 and 2000 (in thousands):

                                                      DECEMBER 31, 1999            DECEMBER 31, 2000
                                                 --------------------------    --------------------------
                                                  BOOK VALUE    FAIR VALUE      BOOK VALUE    FAIR VALUE
                                                 ------------  ------------    ------------  ------------
   9 1/4% Seven Year Notes...................    $    375,000  $    377,813    $    375,000  $    365,625
   9 3/8% Ten Year Notes.....................       1,625,000     1,637,188       1,625,000     1,584,375
   4 7/8% Convertible Notes..................       1,000,000     1,227,500       1,000,000       750,000
   10 3/8% Seven Year Notes..................              --            --       1,000,000       985,000
   1994 Notes, 1996 Notes, 1997 Notes,
   mortgages and other notes payable.........          52,672        49,853          35,944        35,495

Inventories

         Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Proprietary products are manufactured by outside suppliers to EchoStar's specifications. Manufactured inventories include materials, labor and manufacturing overhead. Cost of other inventories includes parts, contract manufacturers' delivered price, assembly and testing labor, and related overhead, including handling and storage costs. Inventories consist of the following (in thousands):

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                                              DECEMBER 31,
                                                        -----------------------
                                                           1999         2000
                                                        ----------   ----------
Finished goods - DBS...............................     $   63,567   $   96,362
Raw materials......................................         35,751       40,247
Finished goods - reconditioned and other...........         19,509       23,101
Work-in-process....................................          7,666        8,879
Consignment........................................          1,084        2,478
Reserve for excess and obsolete inventory..........         (3,947)      (9,906)
                                                        ----------   ----------
                                                        $  123,630   $  161,161
                                                        ==========   ==========

         During December 1999, EchoStar provided for losses of $16.6 million, primarily for component parts and purchase commitments related to its first generation model 7100 set-top boxes. Production of model 7100 was suspended in favor of its second generation model 7200 set-top boxes.

Property and Equipment

         Property and equipment are stated at cost. Cost includes interest capitalized of $16 million and $5 million during the years ended December 31, 1998 and 2000, respectively. No interest was capitalized during 1999. The costs of satellites under construction are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resultant loss would be charged to expense in the period such loss was incurred. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-orbit failure. Depreciation is recorded on a straight-line basis for financial reporting purposes. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized.

         EchoStar reviews its long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the book value of the asset exceeded the undiscounted future net cash flows related to the asset. For those assets which are to be disposed of, the assets would be impaired to the extent the fair value does not exceed the book value. EchoStar considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of frequency rights owned, in assessing whether the carrying value of assets are recoverable.

FCC Authorizations

         FCC authorizations are recorded at cost and amortized using the straight-line method over a period of 40 years. Such amortization commences at the time the related satellite becomes operational; capitalized costs are written off at the time efforts to provide services are abandoned. FCC authorizations include capitalized interest of $6 million during the year ended December 31, 1998. No interest was capitalized to FCC authorizations during 1999 or 2000.

Revenue Recognition

         Revenue from the provision of DISH Network subscription television services and satellite services is recognized as revenue in the period such services are provided. Revenue from sales of digital set-top boxes and related accessories is recognized upon shipment to customers. Revenue from the provision of integration services is recognized as revenue in the period the services are performed.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 or SAB 101, "Views on Selected Revenue Recognition Issues." SAB 101 provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. The provisions of SAB 101 and certain related EITF

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


consensuses were required to be adopted in the quarter ended December 31, 2000 retroactive to January 1, 2000, with any cumulative effect as of January 1, 2000 reported as a cumulative effect of a change in accounting principle. EchoStar's adoption of SAB 101 resulted in no recognition of a cumulative effect of a change in accounting principle.

Subscriber Promotion Subsidies and Subscriber Acquisition Costs

         Subscriber promotion subsidies - promotional DTH equipment includes the cost of Echostar receiver systems distributed to retailers and other distributors of Echostar's equipment. Subscriber promotion subsidies - other includes net costs related to various installation promotions and other promotional incentives. Accordingly, subscriber acquisition costs are generally expensed as incurred except for under EchoStar's Digital Dynamite Plan which was initiated during 2000 wherein the Company retains title to the receiver system equipment resulting in the capitalization and depreciation of such equipment over its estimated useful life.

Deferred Debt Issuance Costs and Debt Discount

         Costs of issuing debt are deferred and amortized to interest expense over the terms of the respective notes.

Deferred Revenue

         Deferred revenue principally consists of prepayments received from subscribers for DISH Network programming. Such amounts are recognized as revenue in the period the programming is provided to the subscriber.

Long-Term Deferred Distribution and Carriage Revenue

         Long-term deferred distribution and carriage revenue consists of advance payments from certain content providers for carriage of their signal on the DISH Network. Such amounts are deferred and recognized as revenue on a straight-line basis over the related contract terms (up to ten years).

Accrued Expenses

         Accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                           -----------------------
                                                             1999          2000
                                                           ---------    ----------
       Programming.....................................    $  59,769    $  176,566
       Interest........................................       81,574       131,999
       Royalties and copyright fees....................       91,387       111,228
       Marketing.......................................       88,204        86,861
       Advances from News Corporation and MCI for
         satellite payments............................       67,804        18,910
       Other...........................................      110,527       165,918
                                                           ---------    ----------
                                                           $ 499,265    $  691,482
                                                           =========    ==========

Research and Development Costs

         Research and development costs are expensed as incurred. Research and development costs totaled $8 million, $10 million and $17 million for the years ended December 31, 1998, 1999, and 2000, respectively.

Comprehensive Loss

         The change in unrealized gain (loss) on available-for-sale securities is the only component of EchoStar's other comprehensive loss. Accumulated other comprehensive loss presented on the accompanying consolidated balance sheets consists of the accumulated net unrealized loss on available-for-sale securities, net of deferred taxes.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Basic and Diluted Loss Per Share

         Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS No. 128") requires entities to present both basic earnings per share ("EPS") and diluted EPS. Basic EPS excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or warrants were exercised or convertible securities were converted to common stock, resulting in the issuance of common stock that then would share in any earnings of the Company. We had net losses for the years ending December 31, 1998, 1999 and 2000. Therefore, the effect of the common stock equivalents and convertible securities is excluded from the computation of diluted earnings (loss) per share since the effect is anti-dilutive.

         Earnings per share amounts for all periods are presented below in accordance with the requirements of FAS No. 128.

                                                                                YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                       1998          1999             2000
                                                                    ----------    ----------    ------------------
                                                                                                AS RETROACTIVELY
                                                                                                ADJUSTED (NOTE 13)
                                                                         (In thousands, except per share data)
Numerator:
   Net loss .....................................................   $ (260,882)   $ (792,847)      $ (650,326)
   8% Series A Cumulative Preferred Stock dividends .............       (1,204)         (124)              --
   12 1/8% Series B Senior Redeemable Exchangeable Preferred
     Stock dividends payable in-kind ............................      (26,874)         (241)              --
   Accretion of 6 3/4% Series C Cumulative Convertible
     Preferred Stock ............................................       (7,137)       (6,335)              --
   6 3/4% Series C Cumulative Convertible Preferred Stock
     dividends ..................................................           --          (553)          (1,146)
                                                                    ----------    ----------       ----------
   Numerator for basic and diluted loss per share - loss
     attributable to common shareholders ........................   $ (296,097)   $ (800,100)      $ (651,472)
                                                                    ==========    ==========       ==========
Denominator:
   Denominator for basic and diluted loss per share -
     weighted-average common shares outstanding .................      359,856       416,476          471,023
                                                                    ==========    ==========       ==========

Net loss per common share:
Basic and diluted loss per share before extraordinary charge ....   $    (0.82)   $    (1.28)      $    (1.38)
Extraordinary charge for the early retirement of debt ...........           --         (0.64)              --
                                                                    ----------    ----------       ----------
Basic and diluted loss per share ................................   $    (0.82)   $    (1.92)      $    (1.38)
                                                                    ==========    ==========       ==========

Shares of Class A Common Stock issuable upon conversion of:
   8% Series A Cumulative Preferred Stock .......................       12,936            --               --
   6 3/4% Series C Cumulative Convertible Preferred Stock .......       37,720        14,912            3,593
   4 7/8% Convertible Subordinated Notes ........................           --        22,007           22,007

         As of December 31, 1998, 1999 and 2000, options to purchase approximately 11,576,000, 27,844,000 and 25,118,000 shares of Class A common stock were outstanding, respectively.

Reclassifications

         Certain prior year balances in the consolidated financial statements have been reclassified to conform with the 2000 presentation.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


3.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following (in thousands):

                                                                        DECEMBER 31,
                                                       LIFE      --------------------------
                                                     (IN YEARS)     1999           2000
                                                     ----------  -----------    -----------
         EchoStar I...............................         12    $   201,607    $   201,607
         EchoStar II..............................         12        228,694        228,694
         EchoStar III.............................         12        234,083        234,083
         EchoStar IV..............................          4         89,505         89,505
         EchoStar V...............................         12        208,578        208,548
         EchoStar VI..............................         12             --        243,789
         Furniture, fixtures and equipment........        2-12       243,042        336,033
         Buildings and improvements...............        7-40        68,338         78,958
         Digital Dynamite Plan equipment..........          4             --         62,726
         Tooling and other........................          2          5,812          5,211
         Land  ...................................         --          6,780         10,083
         Vehicles.................................          7          1,119            968
         Construction in progress.................         --        319,328        226,454
                                                                 -----------    -----------
             Total property and equipment.........                 1,606,886      1,926,659
         Accumulated depreciation.................                  (266,947)      (415,356)
                                                                 -----------    -----------
             Property and equipment, net..........               $ 1,339,939    $ 1,511,303
                                                                 ===========    ===========

         Construction in progress consists of the following (in thousands):

                                                         DECEMBER 31,
                                                    -----------------------
                                                       1999         2000
                                                    ----------   ----------
Progress amounts for satellite construction,
   launch, and launch insurance:
     EchoStar VI ................................   $  243,633   $       --
     EchoStar VII ...............................           --       76,382
     EchoStar VIII ..............................           --       46,487
     EchoStar IX ................................           --       22,215
Digital broadcast operations center .............       47,000       39,797
Other ...........................................       28,695       41,573
                                                    ----------   ----------
                                                    $  319,328   $  226,454
                                                    ==========   ==========

Digital Dynamite Plans

         During July 2000, we announced the commencement of our new Digital Dynamite promotion. The Digital Dynamite plans offer four choices to consumers, ranging from the use of one EchoStar receiver system and our America's Top 100 programming package for $35.99 per month, to providing consumers two EchoStar receiver systems and our America's Top 150 programming package for $49.99 per month. With each plan, consumers receive in-home-service, must agree to a one-year commitment and pay $49.99 up front, which includes the first month's programming payment. Since the equipment in the Digital Dynamite plans are owned by us, those equipment costs are capitalized and depreciated over a period of 4 years.

EchoStar III

         During the second quarter 2000, two transponder pairs on EchoStar III malfunctioned. Including the three transponder pairs that malfunctioned during 1998, these anomalies have resulted in the failure of a total of ten transponders on the satellite to date. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. As a result of this redundancy and because we

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


are only licensed by the FCC to operate 11 transponders at the 61.5 degree orbital location (together with an additional six leased transponders), the transponder anomalies have not resulted in a loss of service to date. The satellite manufacturer, Lockheed Martin, has advised us that it believes it has identified the root cause of the failures, and that while further transponder failures are possible, based upon the root cause and the operating configuration of the satellite, Lockheed Martin does not believe it is likely that the operational capacity of EchoStar III will be reduced below 32 transponders. Lockheed Martin also believes it is unlikely that our ability to operate at least the 11 licensed frequencies, and the six leased transponders, on the satellite will be affected. We will continue to evaluate the performance of EchoStar III and may be required to modify our loss assessment as new events or circumstances develop.

EchoStar V

         EchoStar V is equipped with a total of 48 transponders, including 16 spares. Two transponders on the satellite have failed, the most recent loss occurring during July 2000. While the failures have not impacted the operational capacity of the satellite and the satellite manufacturer has advised that the anomalies are probably unrelated, until the root cause of the most recent anomaly is finally determined, there can be no assurance future similar anomalies will not cause further transponder losses which could reduce operational capacity.

Satellite Insurance

         As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 28 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. Due to the normal degradation of the solar arrays, the number of available transponders will further decrease over time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future.

         In September 1998, EchoStar filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar
IV. The satellite insurance consists of separate identical policies with different carriers for varying amounts which, in combination, create a total insured amount of $219.3 million.

         The insurance carriers offered EchoStar a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers allege that all other impairment to the satellite occurred after expiration of the policy period and is not covered. EchoStar strongly disagrees with the position of the insurers and has filed an arbitration claim against them for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that EchoStar will receive the amount claimed or, if EchoStar does, that EchoStar will retain title to EchoStar IV with its reduced capacity.

         At the time EchoStar filed its claim in 1998, EchoStar recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. EchoStar continues to believe it will ultimately recover at least the amount originally recorded and does not intend to adjust the amount of the receivable until there is greater certainty with respect to the amount of the final settlement.

         As a result of the thermal and propulsion system anomalies, EchoStar reduced the estimated remaining useful life of EchoStar IV to approximately 4 years during January 2000. This change increased depreciation expense recognized by EchoStar during the year ending December 31, 2000 by approximately $9.6 million. EchoStar will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         The in-orbit insurance policies for EchoStar I, EchoStar II, and EchoStar III expired July 25, 2000. The insurers have to date refused to renew insurance on EchoStar I, EchoStar II and EchoStar III on reasonable terms. Based on, among other things, the insurance carriers' unanimous refusal to negotiate reasonable renewal insurance coverage, EchoStar believes that the carriers colluded and conspired to boycott EchoStar unless EchoStar accepts their offer to settle the EchoStar IV claim for $88 million.

         Based on the carriers' actions, EchoStar has added causes of action in its EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices. Additionally, EchoStar has filed a lawsuit against the insurance carriers in the United States District Court for the District of Colorado asserting causes of action for violation of Federal and State Antitrust laws. While EchoStar believes it is entitled to the full amount claimed under the EchoStar IV insurance policy and believes the insurance carriers are in violation of Antitrust laws and have committed further acts of bad faith in connection with their refusal to negotiate reasonable insurance coverage on EchoStar's other satellites, there can be no assurance as to the outcome of these proceedings.

         The indentures related to the outstanding senior notes of EDBS contain restrictive covenants that require EchoStar to maintain satellite insurance with respect to at least half of the satellites it owns. Insurance coverage is therefore required for at least three of EchoStar's six satellites currently in orbit. EchoStar has procured normal and customary launch insurance for EchoStar
VI. This launch insurance policy provides for insurance of $225.0 million. The EchoStar VI launch insurance policy expires in July 2001. EchoStar is currently self-insuring EchoStar I, EchoStar II, EchoStar III, EchoStar IV and EchoStar V. To satisfy insurance covenants related to the outstanding EDBS senior notes, as of December 31, 2000, EchoStar has reclassified approximately $82 million from cash and cash equivalents to restricted cash and marketable investment securities on its balance sheet. The reclassification will continue until such time, if ever, as the insurers are again willing to insure EchoStar's satellites on commercially reasonable terms.

4. LONG-TERM DEBT

Debt Redemption

         Effective July 14, 2000, we redeemed all of our remaining outstanding 12 7/8% Senior Secured Discount Notes Due 2004 (the "1994 Notes"), 13 1/8% Senior Secured Discount Notes due 2004 (the "1996 Notes"), 12 1/2% Senior Secured Notes due 2002 (the "1997 Notes") and 12 1/8% Senior Exchange Notes Due 2004 (the "Exchange Notes") totaling approximately $2.6 million.

9 1/4% Seven and 9 3/8%  Ten Year Notes

         On January 25, 1999, EDBS sold $375 million principal amount of 9 1/4% Senior Notes due 2006 (the 9 1/4% Seven Year Notes) and $1.625 billion principal amount of 9 3/8% Senior Notes due 2009 (the 9 3/8%Ten Year Notes). Interest accrues at annual rates of 9 1/4% and 9 3/8% on the 9 1/4% Seven Year and 9 3/8% Ten Year Notes, respectively. Interest on the 9 1/4% Seven and 9 3/8% Ten Year Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing August 1, 1999.

         Concurrently with the closing of the 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes offering, EchoStar used approximately $1.658 billion of net proceeds received from the sale of the 9 1/4% Seven and 9 3/8% Ten Year Notes to complete tender offers for its outstanding 1994 Notes, 1996 Notes and 1997 Notes. In February 1999, EchoStar used approximately $268 million of net proceeds received from the sale of the 9 1/4% Seven and 9 3/8% Ten Year Notes to complete the tender offers related to the 12 1/8% Senior Exchange Notes due 2004, issued on January 4, 1999, in exchange for all issued and outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock.

         With the exception of certain de minimis domestic and foreign subsidiaries, the 9 1/4% Seven and 9 3/8% Ten Year Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of EDBS. The 9 1/4% Seven and 9 3/8% Ten Year Notes are general senior unsecured obligations which:

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         o rank pari passu in right of payment to each other and to all existing and future senior unsecured obligations;
         o   rank senior to all existing and future junior obligations; and
         o are effectively junior to secured obligations to the extent of the collateral securing such obligations, including any borrowings under future secured credit facilities.

         Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 9 1/4% Seven and 9 3/8% Ten Year Notes are not redeemable at EDBS's option prior to February 1, 2003 and February 1, 2004, respectively. Thereafter, the 9 1/4% Seven Year Notes will be subject to redemption, at the option of EDBS, in whole or in part, at redemption prices decreasing from 104.625% during the year commencing February 1, 2003 to 100% on or after February 1, 2005, together with accrued and unpaid interest thereon to the redemption date. The 9 3/8% Ten Year Notes will be subject to redemption, at the option of EDBS, in whole or in part, at redemption prices decreasing from 104.688% during the year commencing February 1, 2004 to 100% on or after February 1, 2008, together with accrued and unpaid interest thereon to the redemption date.

         The indentures related to the 9 1/4% Seven and 9 3/8% Ten Year Notes (the "Seven and Ten Year Notes Indentures") contain restrictive covenants that, among other things, impose limitations on the ability of EDBS to:

         o   incur additional indebtedness;
         o   apply the proceeds of certain asset sales;
         o   create, incur or assume liens;
         o create dividend and other payment restrictions with respect to EDBS's subsidiaries;
         o   merge, consolidate or sell assets; and
         o   enter into transactions with affiliates.

         In addition, EDBS may pay dividends on its equity securities only if no default shall have occurred or is continuing under the Seven and Ten Year Notes Indentures; and after giving effect to such dividend and the incurrence of any indebtedness (the proceeds of which are used to finance the dividend), EDBSs' ratio of total indebtedness to cash flow (calculated in accordance with the Indentures) would not exceed 8.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of the difference of cumulative consolidated cash flow (calculated in accordance with the Indentures) minus 120% of consolidated interest expense of EDBS (calculated in accordance with the Indentures), in each case from April 1, 1999 plus an amount equal to 100% of the aggregate net cash proceeds received by EDBS and its subsidiaries from the issuance or sale of certain equity interests of EDBS or EchoStar.

         In the event of a change of control, as defined in the Seven and Ten Year Notes Indentures, EDBS will be required to make an offer to repurchase all of the 9 1/4% Seven and 9 3/8% Ten Year Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

4 7/8% Convertible Notes

         On December 2, 1999, EchoStar sold $1 billion principal amount of
4 7/8% Convertible Subordinated Notes due 2007 (the "4 7/8% Convertible Notes"). Interest accrues at an annual rate of 4 7/8% on the 4 7/8% Convertible Notes and is payable semi-annually in cash, in arrears on January 1 and July 1 of each year, commencing July 1, 2000.

         The 4 7/8% Convertible Notes are general unsecured obligations, which rank junior in right of payment to:

         o   all existing and future senior obligations;
         o all of EchoStar's secured debts to the extent of the value of the assets securing those debts; and
         o all existing and future debts and other liabilities or EchoStar's subsidiaries.

         Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 4 7/8% Convertible Notes are not redeemable at EchoStar's option prior to January 1, 2003. Thereafter, the 4 7/8% Convertible Notes will be subject to redemption, at the option of the Company, in whole or in part, at redemption prices

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


decreasing from 102.786% during the year commencing January 1, 2003 to 100% on or after January 1, 2007, together with accrued and unpaid interest thereon to the redemption date.

         The 4 7/8% Convertible Notes, unless previously redeemed, are convertible at the option of the holder any time after 90 days following the date of their original issuance and prior to maturity into shares of our class A common stock at a conversion price of $45.44 per share.

         The indenture related to the 4 7/8% Convertible Notes (the "4 7/8% Convertible Notes Indenture") contain certain restrictive covenants that do not impose material limitations on EchoStar.

         In the event of a change of control, as defined in the 4 7/8% Convertible Notes Indenture, EchoStar will be required to make an offer to repurchase all or any part of the holder's 4 7/8% Convertible Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

10 3/8% Seven Year Notes

         On September 25, 2000, our wholly-owned subsidiary, EBC, sold $1 billion principal amount of 10 3/8% Senior Notes due 2007 (the "10 3/8% Seven Year Notes"). Interest accrues at an annual rate of 10 3/8% on the 10 3/8% Seven Year Notes and is payable semi-annually in cash, in arrears on April 1 and October 1 of each year, commencing April 1, 2001. The proceeds of the 10 3/8% Seven Year Notes will be used primarily by our subsidiaries for the construction and launch of additional satellites, strategic acquisitions and other general working capital purposes.

         The indenture related to the 10 3/8% Seven Year Notes (the "10 3/8% Seven Year Notes Indenture") contains certain restrictive covenants that generally do not impose material limitations on us. Subject to certain limitations, the 10 3/8% Seven Year Notes Indenture permits EBC to incur additional indebtedness, including secured and unsecured indebtedness that ranks on parity with the 10 3/8% Seven Year Notes. Any secured indebtedness will, as to the collateral securing such indebtedness, be effectively senior to the 10 3/8% Seven Year Notes to the extent of such collateral.

         The 10 3/8% Seven Year Notes are:

         o   general unsecured obligations of EBC;
         o ranked equally in right of payment with all of EBC's existing and future senior debt;
         o ranked senior in right of payment to all of EBC's other existing and future subordinated debt; and
         o ranked effectively junior to (i) all liabilities (including trade payables) of EBC's subsidiaries and (ii) all of EBC's secured obligations, to the extent of the collateral securing such obligations, including any borrowings under any of EBC's future secured credit facilities, if any.

         Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 10 3/8% Seven Year Notes are not redeemable at EchoStar's option prior to October 1, 2004. Thereafter, the 10 3/8% Seven Year Notes will be subject to redemption, at EchoStar's option, in whole or in part, at redemption prices decreasing from 105.188% during the year commencing October 1, 2004 to 100% on or after October 1, 2006, together with accrued and unpaid interest thereon to the redemption date.

         In the event of a change of control, as defined in the 10 3/8% Seven Year Notes Indenture, EBC will be required to make an offer to repurchase all or any part of a holder's 10 3/8% Seven Year Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         Under the terms of the 10 3/8% Seven Year Notes Indenture, EBC has agreed to cause its subsidiary, EDBS to make an offer to exchange (the "EDBS Exchange Offer") all of the outstanding 10 3/8% Seven Year Notes for a new class of notes issued by EDBS as soon as practical following the first date (as reflected in EDBS' most recent quarterly or annual financial statements) on which EDBS is permitted to incur indebtedness in an amount equal to the outstanding principal balance of the 10 3/8% Seven Year Notes under the "Indebtedness to Cash Flow Ratio" test contained in the indentures (the "EDBS Indentures") governing the EDBS 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes, and such incurrence of indebtedness would not otherwise cause any breach or violation of, or result in a default under, the terms of the EDBS Indentures.

         On October 25, 2000, as contemplated by the terms of the EBC Indenture, EDBS amended the terms of the EDBS Indentures to provide that the recording of some or all of the indebtedness represented by the 10 3/8% Seven Year Notes on the EDBS balance sheet as a result of the application of generally accepted accounting principles and related rules prior to the completion of the EDBS Exchange Offer would not be deemed to constitute an incurrence of indebtedness for certain purposes under the EDBS Indentures. These amendments were approved by more than a majority in principal amount of each issue of the 9 1/4% Seven and 9 3/8% Ten Year Notes. The cost of obtaining these consents was immaterial to EchoStar.

Mortgages and Other Notes Payable

         Mortgages and other notes payable consists of the following (in thousands):

                                                                                             DECEMBER 31,
                                                                                      ------------------------
                                                                                         1999          2000
                                                                                      ----------    ----------
8.25% note payable for satellite vendor financing for EchoStar I due in equal monthly installment of $722, including interest, through
  February 2001 ...................................................................    $   9,606     $   2,137
8.25% note payable for satellite vendor financing for EchoStar II due in equal
  monthly installments of $562, including interest, through November 2001 .........       11,909         5,930
8.25% note payable for satellite vendor financing for EchoStar III due in
  equal monthly installments of $294, including interest, through October 2002 ....        8,645         5,978
8.25% note payable for satellite vendor financing for EchoStar IV due upon
  resolution of satellite insurance claim (Note 3) ................................        9,409        11,327
Mortgages and other unsecured notes payable due in installments through
  November 2015 with interest rates ranging from 4% to 10% ........................       13,103        10,572
                                                                                      ----------    ----------
Total .............................................................................       52,672        35,944
Less current portion ..............................................................      (22,067)      (21,132)
                                                                                      ----------    ----------
Mortgages and other notes payable, net of current portion .........................   $   30,605    $   14,812
                                                                                      ==========    ==========

         Future maturities of EchoStar's outstanding long-term debt are summarized as follows (in thousands):

                                                                            RESIDUAL
                      9 1/4%                                                 NOTES,
                      SEVEN                     4 7/8%        10 3/8%       MORTGAGES
                      YEAR      9 3/8% TEN    CONVERTIBLE    TEN YEAR       AND OTHER
                      NOTES     YEAR NOTES       NOTES         NOTES      NOTES PAYABLE      TOTAL
                    ---------   -----------   -----------   -----------   -------------   -----------
YEAR ENDING
  DECEMBER 31,
  2001............  $      --   $        --   $        --   $        --   $      21,132   $    21,132
  2002............         --            --            --            --           7,365         7,365
  2003............         --            --            --            --           3,033         3,033
  2004............         --            --            --            --             765           765
  2005............         --            --            --            --             794           794
  Thereafter......    375,000     1,625,000     1,000,000     1,000,000           2,855     4,002,855
                    ---------   -----------   -----------   -----------   -------------   -----------
Total.............  $ 375,000   $ 1,625,000   $ 1,000,000   $ 1,000,000   $      35,944   $ 4,035,944
                    =========   ===========   ===========   ===========   =============   ===========

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Satellite Vendor Financing

         The purchase price for satellites is required to be paid in progress payments, some of which are non-contingent payments that are deferred until after the respective satellites are in orbit (satellite vendor financing). EchoStar utilized $36 million, $28 million, $14 million and $13 million of satellite vendor financing for EchoStar I, EchoStar II, EchoStar III and EchoStar IV, respectively. The satellite vendor financing with respect to EchoStar I and EchoStar II is secured by substantially all assets of EDBS and its subsidiaries (subject to certain restrictions) and a corporate guarantee of ECC. The satellite vendor financings for both EchoStar III and EchoStar IV are secured by an ECC corporate guarantee.

5. INCOME TAXES

         As of December 31, 2000, EchoStar had net operating loss carryforwards ("NOLs") for Federal income tax purposes of approximately $2.050 billion. The NOLs will begin to expire in the year 2012. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. Financial Accounting Standard No. 109, "Accounting for Income Taxes," ("FAS No. 109") requires that the potential future tax benefit of NOLs be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance to the extent deemed necessary.

         In 2000, EchoStar increased its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of net deferred tax assets is not assured and is principally dependent on generating future taxable income prior to expiration of the NOLs. Management believes existing net deferred tax assets in excess of the valuation allowance will, more likely than not, be realized. EchoStar continuously reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changed circumstances indicate that it is more likely than not that the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized as a separate component of EchoStar's provision for income taxes.

         The actual tax (provision) benefit for 1998, 1999 and 2000 are reconciled to the amounts computed by applying the statutory Federal tax rate to income before taxes as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                        1998       1999            2000
                                                      --------   --------   ------------------
                                                                            AS RETROACTIVELY
                                                                            ADJUSTED (NOTE 13)
Statutory rate.....................................       35.0%      35.0%         35.0%
State income taxes, net of Federal benefit.........        1.6        2.3           2.9
Employee stock option exercise and sale ...........         --         --           3.2
Non-deductible interest expense....................       (1.4)      (0.3)           --
Other..............................................        0.5        1.3           1.4
Increase in valuation allowance....................      (35.7)     (38.3)        (42.5)
                                                      --------   --------       -------
   Total benefit from income taxes.................         --%        --%           --%
                                                      ========   ========       =======

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         The components of the (provision for) benefit from income taxes are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                        1998       1999            2000
                                                      --------   ---------   ------------------
                                                                             AS RETROACTIVELY
                                                                             ADJUSTED (NOTE 13)
         Current (provision) benefit:
           Federal...............................     $     15   $      --        $      --
           State.................................           18         (45)             (80)
           Foreign...............................          (77)       (108)            (475)
                                                      --------   ---------        ---------
                                                           (44)       (153)            (555)
         Deferred (provision) benefit:
           Federal...............................       86,604     286,195          247,519
           State.................................        6,463      27,748           28,809
           Increase in valuation allowance.......      (93,067)   (313,943)        (276,328)
                                                      --------   ---------        ---------
                                                            --          --               --
                                                      --------   ---------        ---------
              Total (provision) benefit..........     $    (44)  $    (153)       $    (555)
                                                      ========   =========        =========

         The temporary differences, which give rise to deferred tax assets and liabilities as of December 31, 1999 and 2000, are as follows (in thousands):

                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                   1999              2000
                                                                                ----------    ------------------
                                                                                              AS RETROACTIVELY
                                                                                              ADJUSTED (NOTE 13)
         Current deferred tax assets:
           Accrued royalties...............................................     $   30,018       $    36,425
           Inventory reserves and cost methods.............................          1,380             3,974
           Accrued expenses................................................         29,846            40,685
           Allowance for doubtful accounts.................................          5,636            12,533
           Reserve for warranty costs......................................             78                79
                                                                                ----------       -----------
         Total current deferred tax assets.................................         66,958            93,696

         Current deferred tax liabilities:
           Other...........................................................            (68)              (40)
                                                                                ----------       -----------
         Total current deferred tax liabilities............................            (68)              (40)
                                                                                ----------       -----------
         Gross current deferred tax assets.................................         66,890            93,656
         Valuation allowance...............................................        (55,162)          (79,194)
                                                                                ----------       -----------
         Net current deferred tax assets...................................         11,728            14,462

         Noncurrent deferred tax assets:
           General business and foreign tax credits........................          2,504             2,504
           Net operating loss carryforwards................................        528,961           771,748
           Incentive plan stock compensation...............................         22,600            38,841
           Other...........................................................          9,553            34,763
                                                                                ----------       -----------
         Total noncurrent deferred tax assets..............................        563,618           847,856
         Noncurrent deferred tax liabilities:
           Depreciation....................................................        (43,459)          (77,452)
           Other...........................................................           (425)           (1,108)
                                                                                ----------       -----------
         Total noncurrent deferred tax liabilities.........................        (43,884)          (78,560)
                                                                                ----------       -----------
         Gross deferred tax assets.........................................        519,734           769,296
                                                                                ----------       -----------
         Valuation allowance...............................................       (464,327)         (716,623)
                                                                                ----------       -----------
         Net noncurrent deferred tax assets................................         55,407            52,673
                                                                                ----------       -----------
         Net deferred tax assets...........................................     $   67,135       $    67,135
                                                                                ==========       ===========

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


6. STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

         The Class A, Class B and Class C common stock are equivalent in all respects except voting rights. Holders of Class A and Class C common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Each share of Class B and Class C common stock is convertible, at the option of the holder, into one share of Class A common stock. Upon a change in control of ECC, each holder of outstanding shares of Class C common stock is entitled to ten votes for each share of Class C common stock held. ECC's principal stockholder owns all outstanding Class B common stock and all other stockholders own Class A common stock. There are no shares of Class C common stock outstanding.

Series C Cumulative Convertible Preferred Stock

         In November 1997, EchoStar issued 2.3 million shares of 6 3/4% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") which resulted in net proceeds to EchoStar of approximately $97 million. Simultaneous with the issuance of the Series C Preferred Stock, the purchasers of the Series C Preferred Stock placed approximately $15 million into an account (the "Deposit Account"). EchoStar recorded proceeds from the issuance of the Series C Preferred Stock net of the amount placed in the Deposit Account. As of November 2, 1999, proceeds from the issuance of the Series C Preferred Stock were accreted to the face amount of $115 million. However, as of December 31, 2000, approximately 2.1 million shares of Series C Preferred Stock have been converted into approximately 34.2 million shares of EchoStar's class A common stock, reducing the book value of the Series C Preferred Stock to approximately $11 million. The Deposit Account provided quarterly cash payments of approximately $0.844 per share of Series C Preferred Stock, from February 1, 1998 until November 1, 1999.

         On November 2, 1999, dividends on the Series C Preferred Stock began to accrue. Each share of Series C Preferred Stock has a liquidation preference of $50 per share. Holders of the Series C Preferred Stock are entitled to receive cumulative dividends at an annual rate of 6 3/4% of the liquidation preference, payable quarterly in arrears commencing February 1, 2000, or upon conversion. Dividends may, at the option of EchoStar, be paid in cash, by delivery of fully paid and nonassessable shares of Class A common stock, or a combination thereof. Each share of Series C Preferred Stock is convertible at any time, unless previously redeemed, at the option of the holder thereof, into approximately
16.4 shares of Class A common stock, subject to adjustment upon the occurrence of certain events. The Series C Preferred Stock is redeemable at any time on or after November 1, 2000, in whole or in part, at the option of EchoStar, in cash, by delivery of fully paid and nonassessable shares of Class A common stock, or a combination thereof, initially at a price of $51.929 per share and thereafter at prices declining to $50.000 per share on or after November 1, 2004, plus in each case all accumulated and unpaid dividends to the redemption date.

7. STOCK COMPENSATION PLANS

Stock Incentive Plan

         In April 1994, EchoStar adopted a stock incentive plan to provide incentive to attract and retain officers, directors and key employees. EchoStar currently has reserved up to 80 million shares of its Class A common stock for granting awards under its 1995 Stock Incentive Plan and an additional 80 million shares of its Class A common stock for granting awards under its 1999 Stock Incentive Plan. In general, stock options granted through December 31, 2000 have included exercise prices not less than the fair market value of EchoStar's Class A common stock at the date of grant, and vest, as determined by EchoStar's Board of Directors, generally at the rate of 20% per year.

         During 1999, EchoStar adopted the 1999 Incentive Plan which provided certain key employees a contingent incentive including stock options and cash. The payment of these incentives was contingent upon the achievement of certain financial and other goals of EchoStar. EchoStar met certain of these goals during 1999. Accordingly, in

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


1999, EchoStar recorded approximately $179 million of deferred compensation related to post-grant appreciation of options to purchase approximately 4.2 million shares, granted pursuant to the 1999 Incentive Plan. The related deferred compensation will be recognized over the five-year vesting period. During the year ended December 31, 1999 and 2000, EchoStar recognized $61 million and $51 million, respectively, under the 1999 Incentive Plan. The remainder will be recognized over the remaining vesting period.

         Options to purchase an additional 11.2 million shares were granted at fair market value during 1999 pursuant to the Long Term Incentive Plan. Vesting of these options is contingent on meeting certain longer-term goals, the achievement of which can not be reasonably predicted as of December 31, 2000. Accordingly, no compensation was recorded during 1999 and 2000 related to these long-term options. EchoStar will continue to evaluate the likelihood of achieving these long-term goals and will record the related compensation at the time achievement of these goals becomes probable. During 2000, the Board of Directors approved a 2000 Incentive Plan. The payment of these incentives was contingent upon the achievement of certain financial and other goals of EchoStar. EchoStar did not meet any of these goals in 2000. Accordingly, no cash incentives were paid and all stock options granted pursuant to the 2000 Incentive Plan were cancelled.

         A summary of EchoStar's incentive stock option activity for the years ended December 31, 1998, 1999 and 2000 is as follows:

                                                    1998                      1999                      2000
                                          ------------------------   -----------------------   -----------------------
                                                         WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                                         EXERCISE                  EXERCISE                  EXERCISE
                                            OPTIONS       PRICE        OPTIONS        PRICE      OPTIONS      PRICE
                                          -----------    ---------   -----------   ---------   -----------   ---------
Options outstanding, beginning of .....    12,196,536    $    1.88    11,576,120   $    2.04    27,843,640   $    6.26
   year
Granted ...............................     5,585,080         2.35    20,847,712        7.71     2,942,000       51.56
Exercised .............................    (1,505,456)        1.57    (3,808,114)       1.84    (3,591,209)       3.05
Forfeited .............................    (4,700,040)        2.14      (772,078)       4.92    (2,076,538)      20.78
                                          -----------    ---------   -----------   ---------   -----------   ---------
Options outstanding, end of year ......    11,576,120    $    2.04    27,843,640   $    6.26    25,117,893   $   10.81
                                          ===========    =========   ===========   =========   ===========   =========
Exercisable at end of year ............     3,858,424    $    1.73     2,755,432   $    1.86     2,911,256   $    5.49
                                          ===========    =========   ===========   =========   ===========   =========

         Exercise prices for options outstanding as of December 31, 2000 are as follows:

                                     OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                       --------------------------------------------------------------------------------
                           NUMBER         WEIGHTED-                         NUMBER
                        OUTSTANDING        AVERAGE                       EXERCISABLE
                           AS OF          REMAINING       WEIGHTED-         AS OF           WEIGHTED-
      RANGE OF          DECEMBER 31,     CONTRACTUAL       AVERAGE       DECEMBER 31,        AVERAGE
  EXERCISE PRICES          2000             LIFE        EXERCISE PRICE       2000        EXERCISE PRICE
---------------------  --------------   -------------   --------------   ------------    --------------
$ 1.167   -   $ 2.750       4,047,528        5.28          $  2.20          1,745,520       $  2.08
  3.000   -     3.434         328,788        6.17             3.01             69,228          3.05
  5.486   -     6.600      15,350,932*       8.09             6.00            685,908          6.02
 10.203   -    19.180       2,331,645        7.61            12.37            312,200         13.16
 22.703   -    22.750         293,000        9.20            22.72             34,400         22.70
 33.109   -    36.420       1,320,000        7.61            34.36                 --            --
 48.750   -    52.750         350,000        9.06            49.09             64,000         48.75
 60.125   -    79.000       1,096,000        9.43            65.22                 --            --
---------------------  --------------   -------------      -------       ------------       -------
$1.1667   -  $ 79.000      25,117,893        7.63          $ 10.81          2,911,256       $  5.49
=====================  ==============   =============      =======       ============       =======

         * This amount includes 10.4 million shares outstanding pursuant to the Long Term Incentive Plan.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Accounting for Stock-Based Compensation

         EchoStar has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its stock-based compensation plans. Under APB 25, EchoStar generally does not recognize compensation expense on the issuance of stock under its Stock Incentive Plan because the option terms are typically fixed and typically the exercise price equals the market price of the underlying stock on the date of grant. In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123, "Accounting and Disclosure of Stock-Based Compensation," ("FAS No. 123") which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. EchoStar elected to not adopt FAS No. 123 for expense recognition purposes.

         Pro forma information regarding net income and earnings per share is required by FAS No. 123 and has been determined as if EchoStar had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. EchoStar's pro forma net loss attributable to common shares and pro forma basic and diluted loss per common share were as follows (in thousands, except per share amounts):

                                                            YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------
                                                     1998         1999            2000
                                                  ----------   ----------   ----------------
                                                                            AS RETROACTIVELY
                                                                                ADJUSTED
                                                                                (NOTE 13)
Net loss attributable to common shares......      $ (297,197)  $ (749,836)     $ (622,925)
                                                  ==========   ==========      ==========
Basic and diluted loss per share............      $    (0.83)  $    (1.80)     $    (1.32)
                                                  ==========   ==========      ==========

         The pro forma net loss for 1999 and 2000 is less than the loss reported in the statement of operations because of the $61 million and $51 million charge, respectively, for the post-grant appreciation of stock-based compensation, determined under APB 25 and reported by EchoStar, is greater than the amount of stock-based compensation that would have been reported by EchoStar under the provisions of FAS No. 123.

         The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                       YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1998       1999       2000
                                                   --------   --------   --------
Risk-free interest rate..........................      5.64%      5.38%      6.19%
Volatility factor................................        67%        76%        98%
Dividend yield...................................      0.00%      0.00%      0.00%
Expected term of options.........................   6 years    6 years    6 years
Weighted-average fair value of options granted...  $   1.51   $   7.14   $  30.41

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based compensation awards.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


8. EMPLOYEE BENEFIT PLANS

Employee Stock Purchase Plan

         During 1997, the Board of Directors and shareholders approved an employee stock purchase plan (the "ESPP"), effective beginning October 1, 1997. Under the ESPP, EchoStar is authorized to issue a total of 800,000 shares of Class A common stock. Substantially all full-time employees who have been employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase capital stock of EchoStar under all stock purchase plans of EchoStar at a rate which would exceed $25,000 in fair market value of capital stock in any one year. The purchase price of the stock is 85% of the closing price of the Class A common stock on the last business day of each calendar quarter in which such shares of Class A common stock are deemed sold to an employee under the ESPP. The ESPP shall terminate upon the first to occur of (i) October 1, 2007 or (ii) the date on which the ESPP is terminated by the Board of Directors. During 1998, 1999 and 2000, employees purchased approximately 128,000, 44,000 and 58,000 shares of Class A common stock through the ESPP, respectively.

401(k) Employee Savings Plan

         EchoStar sponsors a 401(k) Employee Savings Plan (the "401(k) Plan") for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by EchoStar, subject to a maximum annual contribution by EchoStar of $1,000 per employee. EchoStar also may make an annual discretionary contribution to the plan with approval by EchoStar's Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. EchoStar's cash contributions to the 401(k) Plan totaled $314,000 in 1998 and 1999, and $1.6 million in 2000. Additionally, during 1998, EchoStar contributed 640,000 shares of its Class A common stock (fair value of approximately $2 million) to the 401(k) Plan related to its 1997 discretionary contribution. During 1999, EchoStar contributed 520,000 shares of its Class A common stock (fair value of approximately $3 million) to the 401(k) Plan related to its 1998 discretionary contribution. During 2000, EchoStar contributed 120,000 shares of its Class A common stock (fair value of approximately $6 million) to the 401(k) Plan related to its 1999 discretionary contribution. EchoStar has not yet determined the amount to be contributed during 2001 relating to its 2000 discretionary contribution.

9. OTHER COMMITMENTS AND CONTINGENCIES

Leases

         Future minimum lease payments under noncancelable operating leases as of December 31, 2000, are as follows (in thousands):

YEAR ENDING DECEMBER 31,
   2001.....................................    $  10,627
   2002.....................................       10,407
   2003.....................................        9,369
   2004.....................................        4,032
   2005.....................................        2,245
   Thereafter...............................        4,505
                                                ---------
      Total minimum lease payments..........    $  41,185
                                                =========

         Total rental expense for operating leases approximated $1 million in 1998, $3 million in 1999 and $5 million in 2000.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Purchase Commitments

         As of December 31, 2000, EchoStar's purchase commitments totaled approximately $204 million. The majority of these commitments relate to EchoStar receiver systems and related components. All of the purchases related to these commitments are expected to be made during 2001. EchoStar expects to finance these purchases from existing unrestricted cash balances and future cash flows generated from operations, if any.

VisionStar

         During November 2000, one of EchoStar's wholly owned subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds an FCC license, and is constructing a Ka-band satellite, to launch into the 113 W.L. orbital slot. Together with VisionStar EchoStar has requested FCC approval to acquire control over VisionStar by increasing its ownership of VisionStar to 90%, for a total purchase price of approximately $2.8 million. EchoStar has also provided loans to VisionStar totaling less than $10 million to date for the construction of their satellite and expect to provide additional funding to VisionStar in the future. EchoStar is not obligated to finance the full remaining cost to construct and launch the VisionStar satellite, but VisionStar's FCC license currently requires construction of the satellite to be completed by April 30, 2002 or the license could be revoked. EchoStar currently expects to continue to fund loans and equity contributions for construction of the satellite in the near term from cash on hand, and expect that it may spend approximately $79.5 million during 2001 for that purpose subject to, among other things, FCC action.

Patents and Intellectual Property

         Many entities, including some of EchoStar's competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that EchoStar offers. EchoStar may not be aware of all patents and other intellectual property rights that its products may potentially infringe. Damages in patent infringement cases can include a tripling of actual damages in certain cases. Further, EchoStar cannot estimate the extent to which it may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Various parties have asserted patent and other intellectual property rights with respect to components within EchoStar's direct broadcast satellite system. EchoStar cannot be certain that these persons do not own the rights they claim, that its products do not infringe on these rights, that it would be able to obtain licenses from these persons on commercially reasonable terms or, if it was unable to obtain such licenses, that it would be able to redesign its products to avoid infringement.

DirecTV

         During February 2000 EchoStar filed suit against DirecTV and Thomson Consumer Electronics/RCA in the Federal District Court of Colorado. The suit alleges that DirecTV has utilized improper conduct in order to fend off competition from the DISH Network. According to the complaint, DirecTV has demanded that certain retailers stop displaying EchoStar's merchandise and has threatened to cause economic damage to retailers if they continue to offer both product lines in head-to-head competition. The suit alleges, among other things, that DirecTV has acted in violation of federal and state anti-trust laws in order to protect DirecTV's market share. EchoStar is seeking injunctive relief and monetary damages. On December 8, 2000, EchoStar submitted an Amended Complaint adding claims against Circuit City, Radio Shack and Best Buy, alleging that these retailers are engaging in improper conduct that has had an anti-competitive impact on EchoStar. It is too early in the litigation to make an assessment of the probable outcome. During October 2000, DirecTV filed a motion for summary judgment asking that the Court enter judgment in DirecTV's favor on certain of EchoStar's claims. EchoStar has filed a motion asking the Court to allow it an opportunity to conduct discovery prior to having to substantively respond to DirecTV's motion. DirecTV's motion for summary judgment and EchoStar's motion remain pending.

         The DirecTV defendants filed a counterclaim against EchoStar. DirecTV alleges that EchoStar tortuously interfered with a contract that DirecTV allegedly had with Kelly Broadcasting Systems, Inc. ("KBS"). DirecTV alleges that EchoStar "merged" with KBS, in contravention of DirecTV's contract with KBS. DirecTV also alleges

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


that EchoStar has falsely advertised to consumers about its right to offer network programming. DirecTV further alleges that EchoStar improperly used certain marks owned by PrimeStar, now owned by DirecTV. Finally, DirecTV alleges that EchoStar has been marketing National Football League games in a misleading manner. The amount of damages DirecTV is seeking is as yet unquantified. EchoStar intends to vigorously defend against these claims. The case is currently in discovery. It is too early in the litigation to make an assessment of the probable outcome.

Fee Dispute

         EchoStar had a contingent fee arrangement with the attorneys who represented EchoStar in the litigation with News Corporation. The contingent fee arrangement provides for the attorneys to be paid a percentage of any net recovery obtained by EchoStar in the News Corporation litigation. The attorneys have asserted that they may be entitled to receive payments totaling hundreds of millions of dollars under this fee arrangement.

         During mid-1999, EchoStar initiated litigation against the attorneys in the Arapahoe County, Colorado, District Court arguing that the fee arrangement is void and unenforceable. In December 1999, the attorneys initiated an arbitration proceeding before the American Arbitration Association. The litigation has been stayed while the arbitration is ongoing. A two week arbitration hearing has been set to begin on April 2, 2001. It is not possible to determine the outcome of arbitration or litigation regarding this fee dispute. EchoStar is vigorously contesting the attorneys' interpretation of the fee arrangement, which EchoStar believes significantly overstates the magnitude of its liability.

WIC Premium Television Ltd.

         During July 1998, a lawsuit was filed by WIC Premium Television Ltd., an Alberta corporation, in the Federal Court of Canada Trial Division, against General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Company, Inc., EchoStar Communications Corporation, and two of EchoStar's wholly-owned subsidiaries, EchoSphere Corporation and Dish, Ltd. The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC. It is too early to determine whether or when any other lawsuits or claims will be filed.

         During September 1998, WIC filed another lawsuit in the Court of Queen's Bench of Alberta Judicial District of Edmonton against certain defendants, including EchoStar. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada, together with damages in excess of $175 million.

         EchoStar filed motions to dismiss each of the actions for lack of personal jurisdiction. The Court in the Alberta action recently denied EchoStar's Motion to Dismiss, which EchoStar appealed. The Alberta Court also granted a motion to add more EchoStar parties to the lawsuit. EchoStar Satellite Corporation, EDBS, EchoStar Technologies Corporation, and EchoStar Satellite Broadcast Corporation have been added as defendants in the litigation. The newly added defendants have also challenged jurisdiction. The Court of Appeals denied EchoStar's appeal and the Alberta Court has asserted jurisdiction over all of the EchoStar defendants. The Court in the Federal action has stayed that case pending the outcome of the Alberta action. The case is now currently in discovery. EchoStar intends to vigorously defend the suit. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Broadcast network programming

         Until July 1998, EchoStar obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

         In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in Denver Federal Court. EchoStar asked the court to enter a judgment declaring that its method of providing distant network programming did not violate the Satellite Home Viewer Act and hence did not infringe the networks' copyrights. In November 1998, the networks and their affiliate groups filed a complaint against EchoStar in Miami Federal Court alleging, among other things, copyright infringement. The court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami court. The case remains pending in Miami. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail.

         In February 1999, the networks filed a "Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding" against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled this lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although EchoStar does not know if they adhered to this schedule.

         In December 1998, the networks filed a Motion for Preliminary Injunction against EchoStar in the Miami court, and asked the court to enjoin EchoStar from providing network programming except under limited circumstances. A preliminary injunction hearing was held on September 21, 1999. The court took the issues under advisement to consider the networks' request for an injunction, whether to hear live testimony before ruling upon the request, and whether to hear argument on why the Satellite Home Viewer Act may be unconstitutional, among other things.

         In March 2000, the networks filed an emergency motion again asking the court to issue an injunction requiring EchoStar to turn off network programming to certain of its customers. At that time, the networks also argued that EchoStar's compliance procedures violate the Satellite Home Viewer Improvement Act. EchoStar opposed the networks' motion and again asked the court to hear live testimony before ruling upon the networks' injunction request.

         During September 2000, the Court granted the Networks' motion for preliminary injunction, denied the Network's emergency motion and denied EchoStar's request to present live testimony and evidence. The Court's original order required EchoStar to terminate network programming to certain subscribers "no later than February 15, 1999," and contained other dates which would be physically impossible to comply with. The order imposes restrictions on EchoStar's past and future sale of distant ABC, NBC, CBS and Fox channels similar to those imposed on PrimeTime 24 (and, EchoStar believes, on DirecTV and others). Some of those restrictions go beyond the statutory requirements imposed by the Satellite Home Viewer Act and the Satellite Home Viewer Improvement Act. For these and other reasons EchoStar believes the Court's order is, among other things, fundamentally flawed, unconstitutional and should be overturned. However, it is very unusual for a Court of Appeals to overturn a lower court's order and there can be no assurance whatsoever that it will be overturned.

         On October 3, 2000, and again on October 25, 2000, the Court amended its original preliminary injunction order in an effort to fix some of the errors in the original order. The twice amended preliminary injunction order required EchoStar to shut off, by February 15, 2001, all subscribers who are ineligible to receive distant network

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


programming under the court's order. EchoStar has appealed the September 2000 preliminary injunction order and the October 3, 2000 amended preliminary injunction order. On November 22, 2000, the United States Court of Appeals for the Eleventh Circuit stayed the Florida Court's preliminary injunction order pending EchoStar's appeal. At that time, the Eleventh Circuit also expedited its consideration of EchoStar's appeal.

         During November 2000, EchoStar filed its appeal brief with the Eleventh Circuit. During December 2000, the Satellite Broadcasting and Communications Association submitted an amicus brief in support of EchoStar's appeal. The Consumer Federation of America and the Media Access Project have also submitted an amicus brief in support of EchoStar's appeal. The Networks have responded to EchoStar's appeal brief and the amicus briefs filed by the Consumer Federation of America and the Media Access Project and the Satellite Broadcasting and Communications Association. In December 2000, the Department of Justice filed a motion to intervene with respect to EchoStar's constitutional challenge of the Satellite Home Viewers Act, and the National Association of Broadcasters filed an amicus brief in support of the Networks' position in the appeal. During January 2001, EchoStar filed its reply appeal brief and asked the Eleventh Circuit for an opportunity to respond to the amicus brief filed by the National Association of Broadcasters and the brief filed by the Department of Justice. On January 11, 2001, the Networks advised the Eleventh Circuit that they did not object to EchoStar's filing a response to the National Association of Broadcasters' amicus brief or the Department of Justice's brief. On January 19, 2001, EchoStar filed its supplemental brief responding to the Department of Justice's brief. On January 23, 2001, the Department of Justice filed a motion to strike EchoStar's supplemental brief or for an opportunity to reply to EchoStar's supplemental brief. On February 2, 2001, without explanation, the Eleventh Circuit issued an order striking EchoStar's supplemental reply and denying EchoStar an opportunity to file a response to the Department of Justice's motion to intervene. The Eleventh Circuit has currently set oral argument for the week of April 23, 2001. EchoStar cannot predict when the Eleventh Circuit will rule on its appeal, but it could be as early as April 2001. EchoStar's appeal effort may not be successful and EchoStar may be required to comply with the Court's preliminary injunction order on short notice. The preliminary injunction could force EchoStar to terminate delivery of distant network channels to a substantial portion of its distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to EchoStar's other services. Such terminations would result in a small reduction in EchoStar's reported average monthly revenue per subscriber and could result in a temporary increase in churn.

Starsight

         During October 2000, Starsight Telecast, Inc., a subsidiary of Gemstar-TV Guide, filed a suit for patent infringement against EchoStar and certain of its subsidiaries in the United States District Court for the Western District of North Carolina, Asheville Division. The suit alleges infringement of United States Patent No. 4,706,121 ("the `121 patent") which relates to certain electronic program guide functions. EchoStar has examined this patent and believes that it is not infringed by any of EchoStar's products or services. EchoStar is vigorously contesting the suit and has filed counterclaims challenging both the validity and enforceability of this patent.

         In December 2000 EchoStar filed suit against Gemstar - TV Guide International, Inc. (and certain of its subsidiaries) in the United States District Court for the District of Colorado alleging violations by Gemstar of various federal and state anti-trust laws and laws governing unfair competition. The lawsuit seeks an injunction and monetary damages.

         In February 2001, Gemstar filed patent infringement actions against EchoStar in District Court in Atlanta, Georgia and in the International Trade commission (ITC). These suits allege infringement of US Patent Nos. 5,252,066, 5,479,268 and 5,809,204 which all relate to certain electronic program guide functions. In addition, the ITC action alleges infringement of the `121 patent which is asserted in the North Carolina case. In the Atlanta District Court case, Gemstar seeks damages and an injunction. Pursuant to Federal law, the Atlanta case can be stayed pending the resolution of the ITC action. It is also possible the North Carolina action will be stayed while the ITC case proceeds. ITC actions typically proceed according to an expedited schedule. EchoStar expects the ITC action to go to trial by the end of 2001 or early in 2002. A final decision should be issued by the ITC by mid-2002.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


While the ITC cannot award damages, it can issue exclusion orders that would prevent the importation of articles that are found to infringe the asserted patents. In addition, it can issue cease and desist orders that would prohibit the sale of infringing products that had been previously imported. EchoStar has examined these patents and believe they are not infringed by any of our products or services. EchoStar will vigorously contest the ITC and Atlanta allegations of infringement and will, among other things, challenge both the validity and enforceability of the asserted patents.

         During 2000, Superguide Corp. also filed suit against EchoStar, DirecTV and others in the North Carolina Court, alleging infringement of United States Patent Nos. 5,038,211, 5,293,357 and 4,751,578 which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. It is EchoStar's understanding that these patents may be licensed by Superguide to Gemstar, although Gemstar has not asserted the patents against EchoStar. EchoStar has examined these patents and believes that they are not infringed by any of EchoStar's products or services. EchoStar intends to vigorously defend against this action and assert a variety of counterclaims.

         In the event it is ultimately determined that EchoStar infringes on any of aforementioned patents EchoStar may be subject to substantial damages, and/or an injunction that could require EchoStar to materially modify certain user friendly electronic programming guide and related features it currently offers to consumers. It is too early to make an assessment of the probable outcome of either suit.

IPPV Enterprises

         IPPV Enterprises, LLC and MAAST, Inc. filed a patent infringement suit against EchoStar in the United States District Court for the District of Delaware. The suit alleges infringement of 5 patents. The patents disclose various systems for the implementation of features such as impulse-pay-per view, parental control and category lock-out. One patent relates to an encryption technique. Three of the patents have expired. EchoStar is vigorously defending against the suit based, among other things, on non-infringement, invalidity and failure to provide notice of alleged infringement.

         In the event it is ultimately determined that EchoStar infringes on any of these patents we may be subject to substantial damages, and/or an injunction with respect to the two unexpired patents, that could require EchoStar to materially modify certain user friendly features it currently offer to consumers. It is too early to make an assessment of the probable outcome of either suit.

Retailer Class Actions

         EchoStar has been sued by retailers in three separate class actions. In two separate lawsuits, Air Communication & Satellite, Inc. and John DeJong, et. al. filed lawsuits on October 6, 2000 on behalf of themselves and a class of persons similarly situated. The plaintiffs are attempting to certify nationwide classes allegedly brought on behalf of persons, primarily retail dealers, who were alleged signatories to certain retailer agreements with EchoStar Satellite Corporation. The plaintiffs are requesting the Court to declare certain provisions of the alleged agreements invalid and unenforceable, to declare that certain unilateral changes to the agreements are invalid and unenforceable, and to award damages for lost commissions and payments, charge backs, and other compensation. The plaintiffs are alleging breach of contract and breach of the covenant of good faith and fair dealing and are seeking declaratory relief, compensatory damages, injunctive relief, and pre-judgment and post-judgment interest. EchoStar intends to vigorously defend the lawsuit and to assert a variety of counterclaims. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         Satellite Dealers Supply, Inc. filed a lawsuit on September 25, 2000, on behalf of itself and a class of persons similarly situated. The plaintiff is attempting to certify a nationwide class allegedly brought on behalf of sellers, installers, and servicers of equipment used to provide satellite who contract with EchoStar and claims the alleged class has been "subject to improper chargebacks." The plaintiff alleges that (1) EchoStar charged back

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


certain fees paid by members of the class to professional installers in violation of contractual terms; (2) EchoStar manipulated the accounts of subscribers to deny payments to class members; and (3) EchoStar misrepresented to class members who owns certain equipment related to provision of satellite television service. The plaintiff is requesting a permanent injunction and monetary damages. EchoStar intends to vigorously defend the lawsuit and to assert a variety of counterclaims. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         EchoStar is subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect EchoStar's financial position or results of operations.

Meteoroid Events

         Meteoroid events pose a potential threat to all in orbit geosynchronous satellites including EchoStar's DBS satellites. While the probability that EchoStar's satellites will be damaged by meteoroids is very small, that probability increases significantly when the Earth passes through the particulate stream left behind by various comets.

         Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Some of these solar storms pose a potential threat to all in-orbit geosynchronous satellites including EchoStar's DBS satellites. The probability that the effects from the storms will damage our satellites or cause service interruptions is generally very small.

         Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft including EchoStar's DBS satellites. The locations of these hazards are generally well known and may require EchoStar to perform maneuvers to avoid collisions.

10.      SEGMENT REPORTING

Financial Data by Business Unit (in thousands)

         Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS No. 131") establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, we are currently operating as three separate business units.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


                                                              ECHOSTAR
                                                 DISH        TECHNOLOGIES     SATELLITE      ELIMINATIONS    CONSOLIDATED
                                               NETWORK       CORPORATION       SERVICES       AND OTHER          TOTAL
                                             ------------    ------------    ------------    ------------    ------------
YEAR ENDED DECEMBER 31, 1998
  Revenue ................................   $    733,382    $    251,958    $     23,442    $    (26,116)   $    982,666
  Depreciation and amortization ..........         85,107           2,097              26          15,406         102,636
  Total expenses .........................        871,269         193,852           3,495          36,941       1,105,557
  EBITDA .................................        (52,781)         60,202          19,973         (47,649)        (20,255)
  Interest income ........................          9,280              --               2          21,004          30,286
  Interest expense, net of interest
     capitalized .........................        (49,042)           (282)             --        (118,205)       (167,529)
  Income tax benefit (provision), net ....             17             (11)             --             (50)            (44)
  Net income (loss) ......................       (199,356)         30,333          18,409        (110,268)       (260,882)

YEAR ENDED DECEMBER 31, 1999
  Revenue ................................   $  1,373,789    $    160,276    $     47,312    $     21,464    $  1,602,841
  Depreciation and amortization ..........         97,899           4,434             193          10,702         113,228
  Total expenses .........................      1,622,928         165,238          15,956         145,810       1,949,932
  EBITDA .................................       (151,241)           (528)         31,549         (52,583)       (172,803)
  Interest income ........................         26,205               1             375            (402)         26,179
  Interest expense, net of interest
     capitalized .........................       (201,356)           (253)             --              (4)       (201,613)
  Income tax benefit (provision), net ....             --             (46)             --            (108)           (154)
  Net income (loss) ......................     (1,949,914)        (31,884)         27,273       1,161,678        (792,847)

YEAR ENDED DECEMBER 31, 2000
AS RETROACTIVELY ADJUSTED (NOTE 13)
  Revenue ................................   $  2,407,554    $    207,945    $     55,028    $     44,693    $  2,715,220
  Depreciation and amortization ..........        160,910           5,338             121          18,987         185,356
  Total expenses .........................      2,746,000         197,073          (1,695)        197,908       3,139,286
  EBITDA .................................       (177,535)         16,210          56,844         (82,764)       (187,245)
  Interest income ........................         79,724              --             220            (211)         79,733
  Interest expense, net of interest
     capitalized .........................       (267,650)           (233)             --            (107)       (267,990)
  Income tax benefit (provision), net ....            (48)            (32)             --            (475)           (555)
  Net income (loss) ......................       (804,696)           (155)         52,964         101,561        (650,326)

Geographic Information (in thousands)

                                         UNITED STATES      EUROPE         TOTAL
                                         -------------     --------     -----------
1998
Total revenue*.....................       $   964,503      $ 18,163     $   982,666
Long-lived assets..................           978,850         1,498         980,348

1999
Total revenue*.....................       $ 1,579,992      $ 22,849     $ 1,602,841
Long-lived assets..................         2,059,242         3,099       2,062,341

2000
Total revenue*.....................       $ 2,667,133      $ 48,087     $ 2,715,220
Long-lived assets..................         2,217,741         3,546       2,221,287

* Revenues are attributed to geographic regions based upon the location from which the sale originated.

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


Transactions with Major Customers

         During the years ended December 31, 1998, 1999 and 2000, export sales to two customers together totaled $210 million, $126 million and $187 million, respectively. These export sales accounted for approximately 21%, 8% and 7% of EchoStar's total revenue during each of the three years ended December 31, 2000, respectively. Revenues from these customers are included within the EchoStar Technologies Corporation business unit.

11. VALUATION AND QUALIFYING ACCOUNTS

         EchoStar's valuation and qualifying accounts as of December 31, 1998, 1999 and 2000 are as follows (in thousands):

                                               BALANCE AT    CHARGED TO
                                              BEGINNING OF   COSTS AND                    BALANCE AT
                                                  YEAR        EXPENSES     DEDUCTIONS     END OF YEAR
                                              ------------   ----------    ----------     -----------
YEAR ENDED DECEMBER 31, 1998:
  Assets:
    Allowance for doubtful accounts.......      $  1,347      $ 10,692     $   (9,043)     $  2,996
    Loan loss reserve.....................         1,254           858           (101)        2,011
    Reserve for inventory.................         3,840         1,744           (403)        5,181
  Liabilities:
    Reserve for warranty costs and other..           710            --           (435)          275

YEAR ENDED DECEMBER 31, 1999:
  Assets:
    Allowance for doubtful accounts.......      $  2,996      $ 23,481     $  (13,368)     $ 13,109
    Loan loss reserve.....................         2,011           100           (272)        1,839
    Reserve for inventory.................         5,181         1,785         (3,019)        3,947
  Liabilities:
    Reserve for warranty costs and other..           275            --            (65)          210

YEAR ENDED DECEMBER 31, 2000:
  Assets:
    Allowance for doubtful accounts.......      $ 13,109      $ 45,985     $  (27,853)     $ 31,241
    Loan loss reserve.....................         1,839            66           (346)        1,559
    Reserve for inventory.................         3,947         6,357           (398)        9,906
  Liabilities:
    Reserve for warranty costs and other..           210            --             --           210

                       ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


12. QUARTERLY FINANCIAL DATA (UNAUDITED)

         EchoStar's quarterly unaudited results of operations are summarized as follows (in thousands, except per share amounts):

                                                           THREE MONTHS ENDED
                                        ------------------------------------------------------
                                         MARCH 31      JUNE 30      SEPTEMBER 30   DECEMBER 31
                                        ----------    ----------    ------------   -----------
                                                             (Unaudited)
Year Ended December 31, 1999:
  Total revenue .....................   $  309,576    $  350,217    $    428,180   $   514,868
  Operating loss ....................      (55,682)      (50,989)        (79,455)     (160,965)
  Net loss ..........................     (372,331)      (76,129)       (124,401)     (219,986)
  Basic and diluted loss per share ..   $    (1.03)   $    (0.20)   $      (0.27)  $     (0.48)

Year Ended December 31, 2000
  (As retroactively adjusted -
   see Note 13):
  Total revenue .....................   $  565,721    $  646,129    $    697,972   $   805,398
  Operating loss ....................     (142,017)      (86,231)        (82,082)     (113,736)
  Net loss ..........................     (185,130)     (138,963)       (142,049)     (184,184)
  Basic and diluted loss per share ..   $    (0.40)   $    (0.30)   $      (0.30)  $     (0.39)

13. SUBSEQUENT EVENTS

Satellite Launches

         During February 2001, EchoStar announced an agreement with Lockheed Martin's International Launch Services to provide launch services for the EchoStar VII and EchoStar VIII satellites, which also includes options for launch services for additional satellites. EchoStar VII is expected to launch in the fourth quarter of 2001 on a Lockheed Martin Atlas III launch vehicle from Cape Canaveral, Fla. EchoStar VIII is expected to launch during the first quarter of 2002 on a Russian Proton K launch vehicle from the Baikonur Cosmodrome in Kazakhstan.

Retroactive Application of Equity Method of Accounting

         Effective September 27, 2001, EchoStar invested an additional $50 million in StarBand, increasing its equity interest from approximately 19% to approximately 32%. If and when construction is commenced for a next generation satellite to be allocated for StarBand's service, EchoStar's equity interest would increase to approximately 60%. EchoStar originally invested $50 million in StarBand in April 2000. As a result of the increased equity stake, this investment is now accounted for using the equity method of accounting. As required by APB Opinion No. 18, the equity method accounting has been retroactively applied back to April 2000, the date of EchoStar's original investment in StarBand. This retroactive application resulted in an increase in previously reported net loss and basic and diluted loss per share for each of the four quarters in the year ended December 31, 2000 as follows (in thousands):

                                                          THREE MONTHS ENDED
                                        ------------------------------------------------------
                                         MARCH 31,    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                                           2000         2000           2000           2000
                                        -----------  ----------   -------------   ------------
Net loss..............................  $        --  $   (6,103)  $     (11,156)  $    (11,856)
                                        ===========  ==========   =============   ============

Basic and diluted net loss
  per common share....................  $        --  $    (0.02)  $       (0.02)  $      (0.03)
                                        ===========  ==========   =============   ============